Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM
morrison & foerster llp
amsterdam, austin, berlin, boston, brussels, denver, hong kong, london, los angeles, miami,
new york, palo alto, san diego,
san francisco, seattle, shanghai, singapore, tokyo, washington, d.c.

July 28, 2026

Board of Directors
Dynex Capital, Inc.
140 Eastshore Drive, Suite 100
Glen Allen, Virginia 23059

Re: Proposed Sale of Up to 99,326,438 Shares of Common Stock under Registration Statement on Form S-3 (File No. 333-289004)

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (the “Company”), in connection with the offer and sale by the Company from time to time on or after the date hereof of up to 99,326,438 shares (the “Placement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-289004), which became automatically effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) on July 28, 2025 (the “Registration Statement”), the related prospectus included therein (the “Base Prospectus”) and the prospectus supplement dated July 28, 2026 (together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) and the terms of that certain Distribution Agreement, dated as of June 29, 2018, as amended on May 31, 2019, August 3, 2021, June 3, 2022, February 10, 2023, October 29, 2024, May 1, 2025, July 29, 2025, January 27, 2026, April 28, 2026, and July 28, 2026 by and among the Company, BTIG, LLC, Citizens JMP Securities, LLC, Goldman Sachs & Co. LLC, JonesTrading Institutional Services LLC, J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC (the “Distribution Agreement”) and in the manner described in the Prospectus. The Placement Shares will be issued from time to time in public offerings at market or negotiated prices under Rule 415 of the Securities Act.
As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Base Prospectus and the Prospectus; (ii) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof (the “Charter”); (iii) the Company’s Amended and Restated Bylaws, as amended through the date hereof; (iv) certain resolutions of the Company’s Board of Directors or a duly constituted and acting committee thereof relating to the issuance, sale and registration of the Placement Shares; and (v) the Distribution Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other

Board of Directors
Dynex Capital, Inc.
July 28, 2026
Page Two

instruments as we have deemed relevant and necessary for the purposes of rendering the opinions set forth herein.
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates or comparable documents of public officials and of officers or representatives of the Company. We have also assumed that (i) upon the issuance of any Placement Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, and (ii) the Placement Shares will not be issued in violation of the ownership limit contained in the Charter.
Based upon, subject to and limited by the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Placement Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Distribution Agreement, will be validly issued, fully paid and nonassessable.
This opinion letter is based as to matters of law solely on the applicable provisions of the internal laws of the State of New York and the Virginia Stock Corporation Act, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.
This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Placement Shares, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.
We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Base Prospectus and the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Board of Directors
Dynex Capital, Inc.
July 28, 2026
Page Three

Very truly yours,

/s/ Morrison & Foerster LLP